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                        INVESTMENT SUBADVISORY AGREEMENT

     INVESTMENT SUBADVISORY AGREEMENT, dated as of ______ __, 2006, by and between Diversified Investment Advisors, Inc., a Delaware corporation ("Diversified") and RS Investment Management Co. LLC, a Delaware limited liability company (hereinafter "Subadvisor" or "RS")

                                   WITNESSETH:

     WHEREAS, Diversified has been organized to operate as an investment advisor registered under the Investment Advisers Act of 1940 and has been retained to provide investment advisory services to the Special Equity Portfolio ("Portfolio"), a series of Diversified Investors Portfolios, a diversified open-end management investment company registered under the Investment Company Act of 1940 ("1940 Act");

     WHEREAS, Diversified desires to retain the Subadvisor to furnish it with portfolio investment advisory services in connection with Diversified's investment advisory activities on behalf of the Portfolio, and the Subadvisor is willing to furnish such services to Diversified;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

     1. Duties of the Subadvisor. In accordance with and subject to the Investment Advisory Agreement between the Portfolio and Diversified, attached hereto as Schedule A (the "Advisory Agreement"), Diversified hereby appoints the Subadvisor to perform the portfolio investment advisory services described herein for the investment and reinvestment of such amount of the Portfolio's assets as is determined from time to time by the Portfolio's Board of Trustees, subject to the control and direction of Diversified and the Diversified Investors Portfolios' Board of Trustees, for the period and on the terms hereinafter set forth.

     The Subadvisor shall provide Diversified with such investment advice and supervision as the latter may from time to time consider necessary for the proper supervision of the Portfolio's assets. The Subadvisor shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets of the Portfolio shall be held uninvested, subject always to the provisions of the 1940 Act and to the Portfolio's then-current Registration Statement on Form N-1A.

     In particular, the Subadvisor shall, without limiting the foregoing: (i) continuously review, supervise and implement the investment program of the Portfolio; (ii) monitor

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regularly the relevant securities for the Portfolio to determine if adjustments are warranted and, if so, to make such adjustments; (iii) determine, in the Subadvisor's discretion, the securities to be purchased or sold or exchanged in order to keep the Portfolio in balance with its designated investment strategy;
(iv) determine, in the Subadvisor's discretion, whether to exercise warrants or other rights with respect to the Portfolio's securities; (v) determine, in the Subadvisor's discretion, whether the merit of an investment has been substantially impaired by extraordinary events or financial conditions, thereby warranting the removal of such securities from the Portfolio; (vi) as promptly as practicable after the end of each calendar month, furnish a report showing:
(a) all transactions during such month, (b) all assets of the Portfolio on the last day of such month, rates of return, and (c) such other information relating to the Portfolio as Diversified may reasonably request; (vii) meet at least four times per year with Diversified and with such other persons as may be designated on reasonable notice and at reasonable locations, at the request of Diversified, to discuss general economic conditions, performance, investment strategy, and other matters relating to the Portfolio; (viii) provide the Portfolio with records concerning the Subadvisor's activities which the Portfolio is required by law to maintain; and (ix) render regular reports to the Portfolio's officers and Directors concerning the Subadvisor's discharge of the foregoing responsibilities.

     The Subadvisor shall also make recommendations to Diversified as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Portfolio's securities shall be exercised.

     Should the Board of Trustees at any time make any definite determination as to investment policy with respect to the Portfolio and notify the Subadvisor thereof in writing, the Subadvisor shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such policy has been revoked. The initial Statement of Investment Policy and Guidelines is attached hereto as Appendix I.

     The Subadvisor shall take, on behalf of the Portfolio, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of Portfolio securities for the Portfolio's account with brokers or dealers selected by it, and to that end the Subadvisor is authorized as the agent of the Portfolio to give instructions to the custodian of the Portfolio as to deliveries of securities and payments of cash for the account of the Portfolio. Subject to the primary objective of obtaining the best available prices and execution, the Subadvisor may place orders for the purchase and sale of portfolio securities with such broker/dealers who provide statistical, factual and financial information and services to the Portfolio, to the Subadvisor, or to any other fund or account for which the Subadvisor provides investment advisory services and may place such orders with broker/dealers who sell shares of the Portfolio or who sell shares of any other fund for which the Subadvisor provides investment advisory services. Broker/dealers who sell shares of the funds of which RS is investment advisor shall only receive orders for the purchase or sale of portfolio securities to the extent that the placing

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of such orders is in compliance with the Rules of the Securities and Exchange
Commission and the National Association of Securities Dealers, Inc. Diversified understands and agrees that Subadvisor's brokerage practices shall be consistent with the disclosure in Schedule F of Subadvisor's Form ADV, as amended from time to time.

     Notwithstanding the provisions of the previous paragraph and subject to such policies and procedures as may be adopted by the Board of Trustees and officers of the Portfolio, the Subadvisor may pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where the Subadvisor has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Subadvisor's overall responsibilities with respect to the Portfolio and to other funds and separate accounts for which the Subadvisor exercises investment discretion.

     2. Allocation of Charges and Expenses. The Subadvisor shall furnish at its own expense all necessary services, facilities and personnel in connection with its responsibilities under Section 1 above. It is understood that the Portfolio will pay all of its own expenses and liabilities including, without limitation, compensation and out-of-pocket expenses of Trustees not affiliated with the Subadvisor or Diversified; governmental fees; interest charges; taxes; membership dues; fees and expenses of independent auditors, of legal counsel and of any transfer agent, administrator, distributor, shareholder servicing agents, registrar or dividend disbursing agent of the Portfolio; expenses of distributing and redeeming shares and servicing shareholder accounts; expenses of preparing, printing and mailing prospectuses, shareholder reports, notices, proxy statements and reports to governmental officers and commissions and to shareholders of the Portfolio; expenses connected with the execution, recording and settlement of Portfolio security transactions; insurance premiums; fees and expenses of the custodian for all services to the Portfolio, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of shares of the Portfolio; expenses of shareholder meetings; expenses of litigation and other extraordinary or non-recurring events and expenses relating to the issuance, registration and qualification of shares of the Portfolio.

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     3. Compensation of the Subadvisor. For the services to be rendered,
Diversified shall pay to the Subadvisor an investment advisory fee computed in accordance with the terms of Schedule B herewith attached. If the Subadvisor serves for less than the whole of any period specified, its compensation shall be prorated.

     4. Covenants and Representations of the Subadvisor. The Subadvisor agrees that it will not deal with itself, or with the Trustees of the Portfolio or with Diversified, or the Portfolio's principal underwriter or distributor as principals in making purchases or sales of securities or other property for the account of the Portfolio, except as permitted by the 1940 Act, and will comply with all other provisions of the Declaration of Trust and any current Registration Statement on Form N-1A of the Portfolio relative to the Subadvisor, Advisor and its Trustees and officers.

     5. Representations and Warranties of Diversified. Diversified represents and warrants to Subadvisor and agrees with Subadvisor as follows: Diversified has the requisite legal capacity and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by Diversified and is the legal, valid and binding agreement of Diversified, enforceable against Diversified in accordance with its terms. Diversified's execution of this Agreement and the performance of its obligations hereunder do not conflict with or violate any provisions of the governing documents (if any) of Diversified or the Portfolio or any obligations by which Diversified or the Portfolio is bound, whether arising by contract, operation of law or otherwise. Diversified is experienced in engaging subadvisors and is aware of the risks associated with such engagements, including the risk that the Portfolio could suffer substantial diminution in value.

     6. Allocation of Investments. Diversified acknowledges and understands that Subadvisor engages in an investment advisory business apart from managing the Portfolio. This will create conflicts of interest with the Portfolio over Subadvisor's time devoted to managing the Portfolio and the allocation of investment opportunities among accounts (including the Portfolio) managed by Subadvisor. Subadvisor will attempt to resolve all such conflicts in a manner that is generally fair to all of its clients. Diversified confirms that Subadvisor may give advice and take action with respect to any of its other clients that may differ from advice given or the timing or nature of action taken with respect to the Portfolio so long as it is Subadvisor's policy, to the extent practicable, to allocate investment opportunities to the Portfolio over a period of time on a fair and equitable basis relative to other clients. Nothing in this Agreement shall be deemed to obligate Subadvisor to acquire for the Portfolio any Security that Subadvisor or Subadvisor's officers, partners, employees or affiliates may acquire for Subadvisor's or their own accounts or for the account of any other client, if, in the absolute discretion of Subadvisor, it is not practical or desirable to acquire such Security for the Portfolio.

     7. Limits on Duties. The Subadvisor shall be responsible only for managing

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the assets in good faith and in accordance with the investment objectives, fundamental policies and restrictions, and shall have no responsibility whatsoever for, and shall incur no liability on account of (i) diversification, selection or establishment of such investment objectives, fundamental policies and restrictions (ii) advice on, or management of, any other assets for Diversified or the Portfolio, (iii) filing of any tax or information returns or forms, withholding or paying any taxes, or seeking any exemption or refund, (iv) registration with any government or agency, or (v) administration of the plans and trusts investing through the Portfolio, or (vi) overall Portfolio compliance with the requirements of the 1940 Act, which requirements are outside of the Subadvisor's control, and Subchapter M of the Internal Revenue Code of 1986, as amended, and shall be indemnified and held harmless by Diversified for any loss in carrying out the terms and provisions of this Agreement, including reasonable attorney's fees, indemnification to the Portfolio, or any shareholder thereof and, brokers and commission merchants, fines, taxes, penalties and interest. To the extent permitted under applicable law, Diversified agrees that Subadvisor will not be liable to Diversified or the Portfolio for any losses incurred by Diversified or the Portfolio that arise out of or are in any way connected with any recommendation or other act or failure to act of Subadvisor under this Agreement, including, but not limited to, any error in judgment with respect to the Portfolio, so long as such recommendation or other act or failure to act does not constitute a breach of Subadvisor's fiduciary duty to Diversified or the Portfolio, or a breach of applicable law, or a breach of the terms of this Agreement. Should any such breach occur the indemnification by Diversified, referred to above, shall be inapplicable.

     The Subadvisor may apply to Diversified at any time for instructions and may consult counsel for Diversified or its own counsel with respect to any matter arising in connection with the duties of the Subadvisor. Also, the Subadvisor shall be protected in acting upon advice of Diversified and/or Diversified's counsel and upon any document which Subadvisor reasonably believes to be genuine and to have been signed by the proper person or persons.

     8. Exclusivity. Subadvisor represents to Diversified that during the term of this Agreement Subadvisor will not subadvise any similar portfolio, any collective trust, open-end investment company registered under the Investment Company Act of 1940, Variable Insurance Contract registered under the Investment Company Act of 1940, or insurance company separate account that are offered to the types of employee benefit plans (referenced in Schedule C) without providing Diversified with 60 days prior written notice. It is understood that Subadvisor shall not be limited by this section 8 with respect to any other portfolio that it may offer (such as a small, medium or large capitalization specific portfolio, a portfolio that includes a significant portion devoted to non-U.S. securities or a commingled vehicle that is not sponsored by a provider of bundled services to the types of employee benefit plans specified on Schedule
C).

     9. Duration, Termination and Amendments of this Agreement. This Agreement shall become effective as of the day and year first above written and shall

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govern the relations between the parties hereto thereafter, and, unless terminated earlier as provided below, shall remain in force for two years, on which date it will terminate unless its continuance thereafter is specifically approved at least annually (a) by the vote of a majority of the Trustees of the Portfolio who are not "interested persons" with respect to this Agreement or of the Subadvisor or Diversified at an in person meeting specifically called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Portfolio or by vote of a majority of the outstanding voting securities of the Portfolio. However, if the shareholders of the Portfolio fail to approve the Agreement as provided herein, the Subadvisor may continue to serve hereunder in the manner and to the extent permitted by the Investment Company Act of 1940 and Rules thereunder.

     This Agreement may be terminated at any time without the payment of any penalty by the Trustees, or by the vote of a majority of the outstanding voting securities of the Portfolio, or by Diversified. The Subadvisor may terminate the Agreement only upon giving 90 days' advance written notice to Diversified. This Agreement shall automatically terminate in the event of its assignment.

     This Agreement may be amended only if such amendment is approved by the vote of a majority of the outstanding voting securities of the Portfolio and by vote of a majority of the Board of Trustees of the Portfolio who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

     The terms "specifically approved at least annually", "vote of a majority of the outstanding voting securities", "assignment", "affiliated person", and "interested persons", when used in this Agreement, shall have the respective meanings specified in, and shall be construed in a manner consistent with, the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

     10. Certain Records. Any records to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 adopted under the 1940 Act which are prepared or maintained by the Subadvisor on behalf of the Portfolio are the property of the Portfolio and will be surrendered promptly to the Portfolio on request.

     11. Survival of Compensation Rates. All rights to compensation under this Agreement shall survive the termination of this Agreement.

     12. Entire Agreement. This Agreement states the entire agreement of the parties with respect to investment advisory services to be provided to the Portfolio by the Subadvisor and may not be amended except in a writing signed by the parties hereto and approved in accordance with Section 9 hereof.

     13. Applicable Law. This Agreement shall be governed by, and construed in

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accordance with, the laws of the State of New York.

     14. Change of Management and Pending Litigation. Subadvisor represents to Diversified that it will disclose to Diversified promptly after it has knowledge of any significant change or variation in its management structure or personnel or any significant change or variation in its management style or investment philosophy. In addition, Subadvisor represents to Diversified that it will similarly disclose to Diversified, promptly after it has knowledge, the existence of any pending legal action being brought against it whether in the form of a lawsuit or a non-routine investigation by any federal or state governmental agency.

     Diversified represents to Subadvisor that any information received by Diversified pursuant to this section will be kept strictly confidential and will not be disclosed to any third party.

     15. Use of Name and Confidentiality. Subadvisor hereby agrees that Diversified may use the Subadvisor's name in its marketing or advertising materials. Diversified agrees to allow the Subadvisor to examine and approve any such materials prior to use. Except as required by law, (a) Subadvisor agrees to maintain in strict confidence all financial information regarding Diversified that is furnished to Subadvisor by Diversified (except that Diversified consents to disclosure of Diversified's identity as a client of Subadvisor), and (b) Diversified agrees to maintain in strict confidence all investment advice and information furnished to Diversified by Subadvisor. Notwithstanding anything to the contrary above, Diversified consents to the use and disclosure by Subadvisor of Subadvisor's investment experience and performance with respect to the Portfolio, without disclosing the identity of Diversified in connection with such experience or performance.

     16. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any and all other provisions hereof.

     17. Delivery of Information. Diversified acknowledges receipt of Subadvisor's brochure required to be delivered under the Investment Advisers Act of 1940 (including the information in Part II of Subadvisor's Form ADV). Upon written request by Diversified, Subadvisor agrees to deliver annually, without charge, Subadvisor's brochure required by the Investment Advisers Act of 1940.

     18. Third-Party Beneficiaries. Neither party intends for this Agreement to benefit any third party not expressly named in this Agreement.

     19. Binding Arbitration. The parties waive their right to seek remedies in court, including any right to a jury trial. The parties agree that in the event of any dispute between the parties arising out of, relating to or in connection with this Agreement or the Portfolio, such dispute shall be resolved exclusively by arbitration to

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be conducted only in New York, New York in accordance with the rules of
JAMS/ENDISPUTE applying the laws of New York. Disputes shall not be resolved in any other forum or venue. The parties agree that such arbitration shall be conducted by a retired judge who is experienced in resolving disputes regarding the securities business, that discovery shall not be permitted except as required by the rules of JAMS/ENDISPUTE, that the arbitration award shall not include factual findings or conclusions of law and that no punitive damages shall be awarded. The parties understand that any party's right to appeal or to seek modification of any ruling or award of the arbitrator is severely limited. Any award rendered by the arbitrator shall be final and binding, and judgment may be entered on it in any court of competent jurisdiction in New York, New York or as otherwise provided by law.

     IN WITNESS WHEREOF, the parties thereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

                                        Diversified Investment Advisors, Inc.


                                        By:
                                            ------------------------------------
                                            Robert F. Colby,
                                            Senior Vice President


                                        RS Investment Management Co. LLC


                                        By:
                                            ------------------------------------
                                            Terry R. Otton,
                                            Chief Executive Officer

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                                   SCHEDULE B

The Subadvisor shall be compensated for its services under this Agreement on the basis of the below-described annual fee schedule. The fee schedule shall only be amended by agreement between the parties.

                                  FEE SCHEDULE

                      .50% OF THE FIRST $100M OF NET ASSETS
                      .40% OF NET ASSETS IN EXCESS OF $100M

Net assets are equal to the market value of the Subadvisor's portion of the Portfolio. Fees will be calculated by multiplying the arithmetic average of the beginning and ending monthly net assets by the fee schedule and dividing by twelve. The sum of the three consecutive months will be paid in arrears on calendar quarters.

RS agrees that if at anytime during the term of this Subadvisory Agreement, RS offers another of its clients a lower fee than that set forth in this Schedule B for the management of a similarly structured small-cap growth separate account then Diversified will also be charged the lower rate. Diversified will benefit from the lower rate from the first day that it is in effect for RS's other client. It is understood and agreed by both RS and Diversified that this paragraph is applicable solely to Diversified's small-cap growth Portfolio and not to any other fund/assets which RS now manages or may manage in the future on Diversified's behalf.

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                                   SCHEDULE C

Target market for 401(a), 403(b) and 457 plans is those plans between $1 and $250 million.